                                                                  EXHIBIT (H)(3)

                     AMENDMENT TO TRANSFER AGENCY AGREEMENT

     AMENDMENT made as of March 8, 2007, and effective March 1, 2007, to that certain Transfer Agency Agreement, dated as of March 1, 2004, as amended (the "Agreement"), between CITIZENS FUNDS (the "Trust"), a Massachusetts business trust, having its principal place of business at One Harbour Place, Suite 400, Portsmouth, New Hampshire 03801, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, OH 43219.

     WHEREAS, the parties entered into that certain letter amendment, dated as of December 21, 2006 (the "Letter Amendment") to, inter alia, extend the term of the Agreement; and

     WHEREAS, the parties wish to amend the Agreement to extend the term of the Agreement, to amend the fees, and to terminate the Letter Amendment.

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

     1.   AMENDMENTS.

     (a) Section 5 of the Agreement is hereby amended by deleting the first paragraph in its entirety and replacing it with the following:

          "This Agreement shall continue in effect until February 28, 2009 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one year periods ("Rollover Periods"). This Agreement may be terminated only
     (i) by provision of a notice of non-renewal in the manner set forth below,
     (ii) by mutual agreement of the parties, (iii) for "cause," as defined below, upon the provision of sixty (60) days' advance written notice by the party alleging cause, or (iv) by either party, upon a minimum of 120 days' advance written notice to the other, in the event the Board of the Trust approves a reorganization of the Trust due to a change in control, or the Board of Directors of Citizens' Advisers, Inc. ("Citizens") approves a change in control of Citizens; provided, however, that if no such reorganization or change in control shall actually occur after the Trust exercises such option to terminate this Agreement, the termination shall be null and void. Written notice of non-renewal in accordance with paragraph 1
     (i) above must be provided at least one hundred twenty (120) days prior to the end of the Initial Term or any Rollover Period, as the case may be.

     For purposes of this Agreement, a "change in control" means any of the following: (i) a merger or consolidation of Citizens with or into any other corporation or other business entity; (ii) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of Citizens' assets; (iii) the acquisition by any person or any group of persons acting in any transaction or series of related transactions, of the number of shares of Citizens' voting stock which results in such person or group of persons owning beneficially, directly or indirectly, immediately after such transaction or series of transactions, more than 50% of the combined voting power of the voting stock of Citizens; or (iv) any final and complete liquidation, dissolution or winding up of Citizens (whether voluntary or involuntary) that is not a reorganization of Citizens."

     (b) Schedule C to the Agreement is hereby deleted and replaced with Schedule C attached hereto.

     (c) The Trust hereby acknowledges that Citizens Advisers, Inc. (the "Adviser") is providing certain shareholder services, as more particularly described in that certain letter agreement dated December 1, 2000, executed by BISYS and the Adviser and attached hereto as Exhibit A. The Trust hereby approves of the provision of such services by the Adviser and acknowledges that the Adviser shall not be deemed a Sub-Transfer Agent of BISYS for purposes of the Agreement.

     2.   TERMINATION OF LETTER AMENDMENT.

     The parties agree that the Letter Amendment is hereby terminated and of no further force and effect.

     3.   REPRESENTATIONS.

     (a) The Trust represents that it has full power and authority to enter into and perform this Amendment and that this Amendment has been presented to the Trust's Board of Trustees and that the Board of Trustees has approved this Amendment.

     (b) BISYS represents that it has full power and authority to enter into and perform this Amendment.

     4.   MISCELLANEOUS.

     (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.


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

     (b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect (including, without limitation, the term of the Agreement). No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

     (c) Section headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

     (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

                                    * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                        CITIZENS FUNDS


                                        By: /s/ Sean Driscoll
                                            ------------------------------------
                                        Name: Sean Driscoll
                                        Title: Treasurer


                                        BISYS FUND SERVICES OHIO, INC.


                                        By: /s/ Fred Nadiff
                                            ------------------------------------
                                        Name: Fred Nadiff
                                        Title: President

                                   SCHEDULE C

                        TO THE TRANSFER AGENCY AGREEMENT
                             BETWEEN CITIZENS FUNDS
                       AND BISYS FUND SERVICES OHIO, INC.

                               DATE: MARCH 1, 2007

ANNUAL FEES

Base annual Trust fee                      $15,000 x the number of Funds

Per open account

   For each of the first 40,000 accounts   $ 20.00
   For each account >40,00 -60,000         $ 19.00
   For each account >60,000                $ 17.00
   Per closed account                      $  2.50

AML SERVICES

Annual program servicing                   $ 7,000
(to be billed in equal monthly amounts
of $583.33)

System costs

   Early Warning annual fee                $575.00

   Early Warning per record cost           $  0.22
   (for new account* registration
   review-- does not apply to Network
   Level III accounts)

   Equifax--per request cost               $  5.00

* CHANGES TO ACCOUNT REGISTRATION INFORMATION OR OTHER ACCOUNT-RELATED INFORMATION MAY RESULT IN CHARACTERIZING THE ACCOUNT AS A "NEW ACCOUNT" FOR THESE PURPOSES.

OUT-OF-POCKET EXPENSES

Notwithstanding the provisions of Section 3 of this Agreement, the following charges are allocated as described below:

The Trust shall pay BISYS expenses (as charged to BISYS unless otherwise noted) for (or the successor or replacement for any specific vendor noted):

CPU charges: $300 per months hall cover (i) Debit Card In-Bound, (ii) Debit Card Out-Bound, (iii) Citizens A1 (FISC file), and (iv) Citizens Monthly Statistical Report. Any additional files will be priced separately and subject to prior approval of the Trust. In addition, any system development projects will follow the documented current protocol with regard to estimates, approval and payment.

DST Output (media for confirmations and tax statements)

Fifth Third Bank Charges (custodian/DDA cash management/BAI file costs), provided that transact reporting will not be charged to the Trust.

Telecommunication Charges (T-1 cable access, routers, etc.), provided that when the Trust moves to its new location BISYS will no longer cover the costs of a second T-1 line.

Union Bank of California (NSCC clearing)

BISYS shall not charge the Trust for expenses from the following vendors or their successors or replacements:

Xerox               Federal Express

Shred-it            XO Communications

USPS                Presort America

Standard Register   Safeguard business Systems

AT&T                Information Management Services (toner)

Ikon                International Mailing Systems

DHL                 Hanley Business Forms

Airborne            Rainbow Express


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